Exhibit 99.1

News Release

Date: October 27, 2009 Nalco Reports Third Quarter Results	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

•	Pro Forma EBITDA Up 4%

•	Sales Up 5% Sequentially, Down 14% Versus Prior Year

•	Record Nine Months Free Cash Flow

•	Productivity Initiatives Help Improve Segment Margins

(Naperville, Illinois) Productivity gains contributed heavily to margin increases across Nalco’s (NYSE:NLC) Water, Energy and Paper segments and helped to propel year-to-date Free Cash Flow to record levels.

“Nalco is delivering well against productivity and cash commitments we made at the beginning of the year, generating solid earnings performance through cost savings efforts and generating strong free cash flow aided by working capital management gains. These successes are helping to fund our growth initiatives and will help us to pay down debt,” said Chairman and Chief Executive Officer Erik Fyrwald. “Our focus on generating sales gains behind our BRIC+ strategy is starting to show progress in China, India and the Middle East. Technology gains were led by Nalco’s 3D TRASAR® Cooling Water Technology, for which the 10,000th unit was sold.”

Pro Forma EBITDA increased 3.9 percent to $190 million from the year-earlier $183 million, benefitting from productivity gains and less challenging raw material market conditions. Record third quarter productivity gains generated $31 million in savings.

Net income of $28.0 million in the third quarter was down from divestiture-aided net income of $57.4 million in the third quarter of 2008, bringing earnings per share to 20 cents versus 41 cents. Pro forma diluted earnings per share fell 14 percent to 31 cents in the third quarter compared to 36 cents in the prior year quarter. Pro forma results adjust for a 2008 divestiture gain, a 2009 pension settlement charge and restructuring actions in both periods. Net income and earnings per share were also impacted by a high 45 percent tax rate due to valuation allowances resulting in part from European restructuring actions.

Third quarter revenues declined 14.2 percent from the prior-year period to $957 million, including a 9.9 percent organic sales decline and 3.5 percent currency impact. Year-on-year price comparisons had been favorable in the first half of 2009, but were no longer a meaningful offset to business activity declines in third quarter organic growth comparisons. Importantly, revenues increased 4.8 percent sequentially from second

NALCO COMPANY

quarter results aided by improving conditions in mining, manufacturing and paper markets. Sequential nominal sales were up 15 percent in Latin America, 9 percent in Asia and 8 percent in Europe, Africa and the Middle East (EAME), while holding flat in North America. “The business is starting to return to a growth path as economies recover,” Fyrwald noted.

Free Cash Flow of $134 million in the quarter brings year-to-date Free Cash generation to a historic high of $374 million.

Third Quarter Segment Performance

Compared to the third quarter of 2008, Nalco’s segments performed as follows: (Note: nominal results are shown in Attachment 4)

•

Energy Services sales declined 8 percent organically, but direct contribution increased 9 percent organically on savings-driven margin gains. Downstream and Oil Field Services sales were each down 3 percent organically, while a 44 percent drop in Adomite well-service revenues contributed heavily to the overall segment revenue decline. Oil Field declines were driven in part by customer inventory reductions and other sales delays in West Africa. Declining refinery utilization rates in North America and Europe impacted Downstream results and are expected to create challenging conditions over the next couple of quarters.

•

Water Services sales were down 10 percent organically, while productivity-aided margin expansion helped generate 2 percent organic direct contribution improvement. Mining, metals, manufacturing and air protection end markets were down by the greatest percentages from prior year sales.

•

Paper Services sales were off 13 percent organically. However, direct contribution increased 35 percent organically, primarily as a result of aggressive restructuring efforts in North America and Europe. New technology growth that includes sales of OxiPro® Deposit Control Automation Technology aided performance.

“We are pleased with our gains in productivity and free cash flow and will continue to drive them. Clearly, however, we are also focused on returning the business to delivering strong year-on-year growth as we help our customers to save energy, reduce water use, increase production and improve their results,” Fyrwald said.

The Company also announced that a revised pension benefit structure in the United States will result in remaining defined benefit program participants moving to the Company’s defined contribution programs for service after January 1, 2010. Cash funding for the U.S. defined benefit program will amount to $50 million this year, bringing total anticipated global pension funding to $71 million, of which $68 million was completed by September 30. “Our pension plan changes reduce our risk profile, allowing Nalco to establish more reliable funding plans for employee retirement needs. As we made these pension changes, we carefully balanced our goal of incenting employees to contribute to our profitable growth goals while bracketing our ongoing cash exposures,” Fyrwald said.

NALCO COMPANY

Year-to-date Results

Year-to-date sales are down 13.9 percent nominally to $2.74 billion, including declines of 6.7 percent organically, 6.2 percent due to currencies and the remainder largely from the September 2008 sale of a finishing technologies business. Declines in paper, mining, primary metals, manufacturing and well service business units largely drove the decline.

Pro Forma EBITDA stands at $469 million compared to $508 million in the prior-year period. All of the decline results from currency and divestiture impacts, as productivity gains offset the negative impact of lower organic sales in results to date. Through the first three quarters, Pro Forma EBITDA margins have increased by 1.1 percentage points, greatly facilitated by productivity efforts. Year-to-date productivity achievement stands at $84 million against an annual goal of greater than $100 million, putting the Company in position to exceed its previous annual productivity record by year end and enabling select growth investments.

Pro forma diluted earnings per share of 61 cents are below the 89 cents achieved on a pro forma basis in the first three quarters of 2008. Restructuring charges, pension settlement accounting, costs for early extinguishment of debt and a substantially higher tax rate incurred in the first nine months of 2009 drove down reported earnings per share to 16 cents through the first nine months this year compared to 92 cents in the divestiture-aided year-ago period.

“In 2009, we focused growth investments on top priorities,” Fyrwald said. “We maintained our commitment to China and India, for example, where we will soon have 1,000 employees. In the next couple of months, we will open R&D centers in Shanghai, China and Pune, India to increase our ability to serve Asia and strengthen our global technology development base. Looking ahead, we expect continued sequential sales gains as some of our most economically sensitive customers appear to be regaining modest production momentum. Asia should return to year-on-year growth for us in the fourth quarter, with the rest of the Company getting there in 2010.”

Year-to-date segment results are as follows: (Note: nominal results are shown in Attachment 4)

•

Energy Services sales declined 1 percent organically, as a 37 percent decline in the Adomite well service business linked to natural gas drilling activity in North America offset growth in both the Oil Field service and Downstream markets. Total direct contribution increased 8 percent organically on productivity-driven margin gains.

•

Water Services revenues were down 8 percent organically because of sales shortfalls in mining, primary metals and manufacturing end markets. Direct contribution fell 7 percent organically as modest margin gains were not enough to offset the impacts of currencies, divestitures and lower organic sales.

•

Paper Services revenues dropped 15 percent organically, but organic direct contribution increased 3 percent due to aggressive cost reductions initiated in January with the internal integration of water and paper operations.

NALCO COMPANY

Geographic Sales Results

Following are organic percentage sales changes compared to the prior-year period by geography:

Third Quarter	North America	EAME	Asia Pacific	Latin America	Total
Water Services	-13	-11	-2	-7	-10
Energy Services	-11	-11	+1	-1	-8
Paper Services	-17	-17	-7	+5	-13
Nalco Total	-13	-12	-2	-3	-10

Year to Date	North America	EAME	Asia Pacific	Latin America	Total
Water Services	-8	-11	-5	-2	-8
Energy Services	-3	-2	+3	+9	-1
Paper Services	-17	-21	-9	+5	-15
Nalco Total	-8	-10	-3	+3	-7

Conference Call/Webcast

Nalco will discuss third-quarter results in a conference call and audio-only Webcast to be held on Wednesday, Oct. 28 at 10 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com/investors.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2008, Nalco achieved sales of more than $4.2 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. EBITDA is a non-GAAP measure used by management, with and without the impact of one-time and other items, as an internal operating metric and for enterprise valuation purposes. Pro Forma EBITDA is a non-GAAP measure that includes adjusting for

NALCO COMPANY

restructuring expenses, a pension settlement charge, loss on early extinguishment of debt and gains on divestitures. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Noncontrolling Interest charges. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings Per Share Data (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited) September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$241.5	$61.8
Accounts receivable, less allowances of $20.9 in 2009 and $23.8 in 2008	694.7	774.0
Inventories:
Finished products	260.3	301.6
Materials and work in process	79.4	110.2

	339.7	411.8
Prepaid expenses, taxes and other current assets	114.2	140.1

Total current assets	1,390.1	1,387.7

Property, plant, and equipment, net	687.9	703.7
Intangible assets:
Goodwill	1,793.6	1,700.1
Other intangibles, net	1,068.2	1,076.4
Other assets	211.2	174.1

Total assets	$5,151.0	$5,042.0

Liabilities and equity
Current liabilities:
Accounts payable	$301.3	$299.2
Short-term debt	56.9	93.8
Other current liabilities	398.4	341.9

Total current liabilities	756.6	734.9

Other liabilities:
Long-term debt	3,098.9	3,129.6
Deferred income taxes	222.3	258.8
Accrued pension benefits	363.8	322.2
Other liabilities	212.0	183.8

Equity:
Nalco Holding Company shareholders’ equity	477.3	393.3
Noncontrolling interest	20.1	19.4

Total equity	497.4	412.7

Total liabilities and equity	$5,151.0	$5,042.0

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in millions, except per share amounts)

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Net sales	$957.0	$1,115.5	$2,738.5	$3,181.5
Operating costs and expenses:
Cost of product sold	504.3	641.5	1,494.7	1,799.6
Selling, administrative and research expenses	318.5	318.5	902.0	960.7
Amortization of intangible assets	12.3	14.0	35.6	43.5
Restructuring expenses	2.7	10.4	46.9	12.8
Gain on divestiture	—	(38.1)	—	(38.1)

Total operating costs and expenses	837.8	946.3	2,479.2	2,778.5

Operating earnings	119.2	169.2	259.3	403.0

Other income (expense), net	(0.7)	(5.1)	(12.2)	(12.4)
Interest income	0.8	2.3	2.9	6.8
Interest expense	(65.4)	(63.7)	(188.9)	(195.7)

Earnings before income taxes	53.9	102.7	61.1	201.7

Income tax provision	24.4	43.9	34.2	66.4

Net earnings	29.5	58.8	26.9	135.3

Less: Net earnings attributable to noncontrolling interests	1.5	1.4	4.9	4.5

Net earnings attributable to Nalco Holding Company	$28.0	$57.4	$22.0	$130.8

Net earnings per share attributable to Nalco Holding Company common shareholders:
Basic	$0.20	$0.41	$0.16	$0.93

Diluted	$0.20	$0.41	$0.16	$0.92

Weighted-average shares outstanding (millions):
Basic	138.2	139.9	138.2	141.1

Diluted	138.7	140.7	138.5	141.9

Cash dividends declared per share	$0.035	$0.035	$0.105	$0.105

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Operating activities
Net earnings	$26.9	$135.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	106.9	103.8
Amortization	35.6	43.5
Gain on divestiture	—	(38.1)
Amortization of deferred financing costs and accretion of senior discount notes	11.4	35.8
Loss on early extinguishment of debt	16.4	—
Other, net	15.1	(14.8)
Changes in operating assets and liabilities	237.8	(64.2)

Net cash provided by operating activities	450.1	201.3

Investing activities
Business purchases	(23.7)	(16.2)
Net proceeds from divestiture	—	74.1
Additions to property, plant, and equipment, net	(70.8)	(99.8)
Other	(1.3)	(7.6)

Net cash used for investing activities	(95.8)	(49.5)

Financing activities
Cash dividends	(14.5)	(14.8)
Changes in short-term debt, net	(123.2)	(68.7)
Proceeds from long-term debt	1,239.3	16.0
Repayments of long-term debt	(1,216.0)	(0.7)
Redemption premium on early extinguishment of debt	(9.2)	—
Deferred financing costs	(53.9)	—
Purchases of treasury stock	—	(95.0)
Other	(4.3)	(5.2)

Net cash used for financing activities	(181.8)	(168.4)
Effect of exchange rate changes on cash and cash equivalents	7.2	(1.6)

Increase (decrease) in cash and cash equivalents	179.7	(18.2)
Cash and cash equivalents at beginning of period	61.8	119.9

Cash and cash equivalents at end of period	$241.5	$101.7

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

Segment Information

(Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Water Services	$432.9	$515.3	$1,210.7	$1,465.6
Paper Services	171.0	203.3	485.6	606.6
Energy Services	353.1	396.9	1,042.2	1,109.3

Net sales	$957.0	$1,115.5	$2,738.5	$3,181.5

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes:

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Segment direct contribution:
Water Services	$97.1	$103.2	$228.5	$272.8
Paper Services	34.5	26.5	77.7	80.5
Energy Services	81.6	77.5	229.6	225.3

Total segment direct contribution	213.2	207.2	535.8	578.6

Expenses not allocated to segments:
Administrative expenses	79.0	51.7	194.0	157.4
Amortization of intangible assets	12.3	14.0	35.6	43.5
Restructuring expenses	2.7	10.4	46.9	12.8
Gain on divestiture	—	(38.1)	—	(38.1)

Operating earnings	119.2	169.2	259.3	403.0
Other income (expense), net	(0.7)	(5.1)	(12.2)	(12.4)
Interest income	0.8	2.3	2.9	6.8
Interest expense	(65.4)	(63.7)	(188.9)	(195.7)

Earnings before income taxes	$53.9	$102.7	$61.1	$201.7

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

EBITDA

(Unaudited)

(dollars in millions)

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Net earnings attributable to Nalco Holding Company	$28.0	$57.4	$22.0	$130.8
Income tax provision	24.4	43.9	34.2	66.4
Interest expense, net of interest income	64.6	61.4	186.0	188.9
Depreciation	37.5	33.9	106.9	103.8
Amortization	12.3	14.0	35.6	43.5

EBITDA	166.8	210.6	384.7	533.4
Restructuring expenses	2.7	10.4	46.9	12.8
Pension settlement loss	20.6	—	20.6	—
Loss on early extinguishment of debt	—	—	16.4	—
Gain on divestiture	—	(38.1)	—	(38.1)

Pro Forma EBITDA	190.1	182.9	468.6	508.1
Productivity consulting costs	3.8	—	12.8	—
Software asset write-offs	—	—	5.0	—

	$193.9	$182.9	$486.4	$508.1

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Free Cash Flow

(Unaudited)

(dollars in millions)

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Net cash provided by operating activities	$165.0	$67.6	$450.1	$201.3
Net earnings attributable to noncontrolling interests	(1.5)	(1.4)	(4.9)	(4.5)
Additions to property, plant, and equipment, net	(29.7)	(37.9)	(70.8)	(99.8)

Free cash flow	$133.8	$28.3	$374.4	$97.0

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Earnings Per Share Data

(Unaudited)

	Three Months ended September 30, 2009	Three Months ended September 30, 2008	Nine Months ended September 30, 2009	Nine Months ended September 30, 2008
Diluted net earnings attributable to Nalco Holding Company, pro forma *	$0.31	$0.36	$0.61	$0.89
Restructuring expenses, net of tax	(0.02)	(0.06)	(0.29)	(0.07)
Pension settlement loss, net of tax	(0.09)	—	(0.09)	—
Loss on early extinguishment of debt, net of tax	—	—	(0.07)	—
Gain on divestiture, net of tax	—	0.11	—	0.11
Diluted net earnings attributable to Nalco Holding Company, as reported	$0.20	$0.41	$0.16	$0.92

*	Excludes after-tax impact of restructuring expenses, loss on early extinguishment of debt, pension settlement loss, and gain on divestiture.

ATTACHMENT 7